Exhibit (d)(1)

ALTERA CORPORATION

1996 STOCK OPTION PLAN
(As amended May 6, 2003)

     1.     Purposes of the Plan. The purposes of this Stock Option Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, and

•	to promote the success of the Company’s business.

     Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

     2.     Definitions. As used herein, the following definitions shall apply:

          (a) “Administrator” means the Board or any Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

          (b) “Applicable Laws” means the legal requirements relating to the administration of stock option plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code and the applicable laws of any foreign country or jurisdiction where Options are, or will be, granted under the Plan.

          (c) “Board” means the Board of Directors of the Company.

          (d) “Code” means the Internal Revenue Code of 1986, as amended.

          (e) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

          (f) “Common Stock” means the Common Stock of the Company.

          (g) “Company” means Altera Corporation, a Delaware corporation.

          (h) “Continuous Status as an Employee” means that the employment relationship with the Company, any Parent, or Subsidiary, is not interrupted or terminated. Continuous Status as an Employee shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

          (i) “Director” means a member of the Board.

          (j) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

          (k) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

          (l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          (m) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

               (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

               (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

               (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

          (n) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          (o) “Misconduct” means the commission of any act that is inimical, contrary, or harmful to the interests of the Company (or any Parent or Subsidiary), including but not limited to (1) conduct related to employment for which either criminal or civil penalties may be sought, (2) willful violation of the Company’s written policies, (3) engaging in any activity that is in competition with the Company (or any Parent or Subsidiary), or (4) unauthorized disclosure of confidential information or trade secrets of the Company (or any Parent or Subsidiary). The foregoing definition shall not be deemed to be inclusive of all acts or omissions that the Company (or any Parent or Subsidiary) may consider as Misconduct for purposes of the Plan.

          (p) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

          (q) “Notice of Grant” means a written notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

          (r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (s) “Option” means a stock option granted pursuant to the Plan.

          (t) “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

          (u) “Optioned Stock” means the Common Stock subject to an Option.

          (v) “Optionee” means an Employee who holds an outstanding Option.

          (w) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (x) “Plan” means this 1996 Stock Option Plan.

          (y) “Retirement” means:

               (i) a termination of Optionee’s Continuous Status as an Employee, other than for Misconduct, after attaining age fifty-five (55) with at least ten (10) years of service as an Employee of the Company; or

               (ii) a termination of Optionee’s Continuous Status as an Employee as a result of Disability, regardless of Optionee’s age, if Optionee has completed at least ten (10) years of service as an Employee of the Company and if Optionee qualifies for Social Security disability benefits at the time of such termination.

          (z) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

          (aa) “Section 16” means Section 16 of the Securities Exchange Act of 1934, as amended.

          (bb) “Share” means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

          (cc) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3.     Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 74,000,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

          If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

     4.     Administration of the Plan.

          (a) Procedure.

               (i) Multiple Administrative Bodies. If permitted by Rule 16b-3, the Plan may be administered by different bodies with respect to Directors, Officers who are not Directors, and Employees who are neither Directors nor Officers.

               (ii) Administration With Respect to Directors and Officers Subject to Section 16. With respect to Option grants made to Employees who are also Officers or Directors subject to Section 16 of the Exchange Act, the Plan shall be administered by (A) the Board, if the Board may administer the Plan in a manner complying with the rules under Rule 16b-3 relating to the disinterested administration of employee benefit plans under which Section 16 exempt discretionary grants and awards of equity securities are to be made, or (B) a committee or committees designated by the Board to administer the Plan, which committee shall be constituted to comply with the rules under Rule 16b-3 relating to the disinterested administration of employee benefit plans under which Section 16 exempt discretionary grants and awards of equity securities are to be made. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the rules under Rule 16b-3 relating to the disinterested administration of employee benefit plans under which Section 16 exempt discretionary grants and awards of equity securities are to be made.

               (iii) Administration With Respect to Other Persons. With respect to Option grants made to Employees who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a committee or committees designated by the Board, which committee shall be constituted to satisfy Applicable Laws. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

          (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

               (i) to grant options to Employees hereunder;

               (ii) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(n) of the Plan;

               (iii) to determine the Employees eligible to be granted Options hereunder;

               (iv) to determine whether and to what extent Options are granted hereunder;

               (v) to determine the number of shares of Common Stock to be covered by each Option granted hereunder;

               (vi) to approve forms of agreement for use under the Plan;

               (vii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration, and any restriction or limitation regarding any Option or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

               (viii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

               (ix) to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

               (x) to modify or amend each Option (subject to Section 14(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

               (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator; and

               (xii) to make all other determinations deemed necessary or advisable for administering the Plan.

          (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options.

     5.     Eligibility. Nonstatutory Stock Options may be granted to those Employees selected by the Administrator. Incentive Stock Options may be granted only to those Employees selected by the Administrator. If otherwise eligible, an Employee who has been granted an Option may be granted additional Options.

     6.     Limitations.

          (a) Each Option shall be designated in the written option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted.

          (b) Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee’s employment relationship with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause.

          (c) The following limitations shall apply to grants of Options to Employees:

               (i) No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 2,000,000 Shares.

               (ii) In connection with his or her initial employment, an Employee may be granted Options to purchase up to an additional 2,000,000 Shares which shall not count against the limit set forth in subsection (i) above.

               (iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 12.

          (d) Stock Option Exchange Program.

               (i) In General. Certain Optionees will be permitted to make a one-time exchange (the “Option Exchange Program”) of certain Options for a lesser number of new Options (“Replacement Options”). Subject to part (iii) below, only Options having an exercise price that is at least 150% of the fair market value of the Company’s Common Stock as of May 23, 2003 will be eligible for the exchange (“Eligible Options”). The fair market value of the Company’s Common Stock is defined for purposes of the Option Exchange Program as the average closing price of the Company’s Common Stock over the twenty trading days preceding May 23, 2003 (the “FMV”). All Optionees except for (1) the Company’s six most highly compensated officers, (2) Employees hired after December 1, 2002, and (3) Employees located in countries where the Company decides, in its sole discretion, that it is not feasible or practical under local regulations to offer the Option Exchange Program are eligible to participate in the Option Exchange Program (collectively, “Eligible Optionees”). Subject to part (iii) below, Eligible Options that are tendered by Eligible Optionees will be exchanged for a lesser number of Replacement Options determined in accordance with the Option exchange ratios set forth below. The Replacement Options will be granted on a date determined by the Board of Directors that is at least six months and one day after the date on which the Eligible Options are surrendered.

               (ii) Exchange Ratios. The number of Replacement Options granted according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. On May 23, 2003, the Administrator will select the Option exchange ratios from the table below based on the FMV as of May 23, 2003.

Potential Exchange Ratios for Possible FMVs Per Share of Our Common Stock

	Exercise Price	$7.00 per	$9.50 per	$12.00 per	$14.50 per	$17.00 per
Tier	of Old Options	share	share	share	share	share

1	$48.00 or Higher	5.00	4.00	3.00	2.50	2.25
2	$40.00 - $47.99	3.50	3.00	2.50	2.25	1.75
3	$30.00 - $39.99	2.50	2.25	2.00	1.75	1.50
4	$26.00 - $29.99	2.25	2.00	1.50	1.50	1.25
5	Below $26.00*	2.00	1.75	1.50	1.50	1.25

*	An Option will be eligible for the exchange only if its exercise price is at least 150% of the FMV of our Common Stock on May 23, 2003. Consequently, certain Options in this tier (“Below $26.00”) may not be eligible for the exchange.

               If the FMV calculated on May 23, 2003 falls between any two of the values listed across the top row of the table above, the Administrator will interpolate between these values to determine an appropriate exchange ratio, rounded to the nearest 0.25 share. If the FMV calculated on May 23, 2003 is below $7.00 per share or above $17.00 per share, the exchange ratios will be recalculated based on the Black-Scholes valuation model. If the FMV calculated on May 23, 2003 is above $25.00 per share, the Option Exchange Program will be cancelled.

               (iii) Options Granted within Six-Months Prior to the Option Exchange Program. Once an Eligible Optionee elects to participate in the Option Exchange Program, he or she will be required to tender any Options granted within the six months preceding the commencement of the Option Exchange Program (“Six Months Prior Options”). Six Months Prior Options are eligible to be exchanged even if such Options have an exercise price that is less than 150% of the FMV of the Company’s Stock as of May 23, 2003.

               (iv) Replacement Options. Subject to possible differences in certain international locations, the Replacement Options will have an exercise price equal to the Fair Market Value of the Company’s Common Stock on the date of the new grant. Except in certain countries outside the United States as determined by the Administrator in its sole discretion and except in the case of Six Months Prior Options, the Replacement Options will have a term of seven years and will vest over a thirty-month period with twenty percent vesting on the six-month anniversary of the grant date and the remainder vesting in equal amounts on a monthly basis. The Replacement Options for the Six Months Prior Options will have the same term and vesting schedule as the Options they are replacing. All other terms of the Replacement Options will be governed by the Plan.

               (v) Foreign Jurisdictions. In order to facilitate participation in the Option Exchange Program by those Eligible Optionees who are employed by the Company outside the United States, the Administrator may provide for such modifications and additional terms and conditions to the Option Exchange Program as the Administrator may consider necessary or appropriate to accommodate differences in local law, policy or custom, or to facilitate administration of the program.

     7.     Term of Plan. Subject to Section 18 of the Plan, the Plan shall become effective upon its approval by the shareholders of the Company as described in Section 18 of the Plan. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 14 of the Plan.

     8.     Term of Option. The term of each Option shall be stated in the Notice of Grant; provided, however, that in the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

     9.     Option Exercise Price and Consideration.

          (a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be no less than 100% of the Fair Market Value per Share on the date of grant.

          (b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period.

          (c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

               (i) cash;

               (ii) check;

               (iii) promissory note;

               (iv) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

               (v) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price;

               (vi) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement;

               (vii) any combination of the foregoing methods of payment; or

               (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

     10.     Exercise of Option.

          (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

               An Option may not be exercised for a fraction of a Share.

               An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 12 of the Plan.

               Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (b) Termination of Employment Relationship.

               (i) In General. Upon termination of an Optionee’s Continuous Status as an Employee, other than upon the Optionee’s death, Disability, or Retirement, the Optionee may exercise his or her Option within such period of time as is specified in the Notice of Grant to the extent that he or she is entitled to exercise it on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the absence of a specified time in the Notice of Grant, the Option shall remain exercisable for thirty (30) days following the Optionee’s termination. In the case of an Incentive Stock Option, such period of time for exercise shall not exceed three (3) months from the date of termination. If, on the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

               (ii) Retirement of Optionee. In the event of termination of an Optionee’s Continuous Status as an Employee as a result of his or her Retirement, such Optionee’s Option shall, in the sole discretion of the Administrator, accelerate vesting or continue to vest, continue to become exercisable, and may be exercised during such period of time as is determined by the Administrator and as provided in the Option Agreement (but in no event may the Option be exercised after the expiration date of the term of such Option as set forth in the Option Agreement). If, at the end of such period of time, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

               (iii) Disability of Optionee. Upon termination of an Optionee’s Continuous Status as an Employee as a result of the Optionee’s Disability, the Optionee may exercise his or her Option at any time within three (3) months (or such other period of time not exceeding twelve (12) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) from the date of termination, but only to the extent that the Optionee is entitled to exercise it on the date of termination (and in no event later than the expiration of the term of the Option as set forth in the Notice of Grant). If, on the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

               (iv) Death of Optionee. Upon the death of an Optionee:

                    (a) during the term of the Option who is at the time of his or her death an Employee of the Company and who shall have been in Continuous Status as an Employee since the date of grant of the Option, the Option may be exercised by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance at any time within six (6) months (or, in the case of Retirement, such longer period of time, not to exceed 12 months, as determined by the Administrator) following the date of death, but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement, and only to the extent of the right to exercise the Option that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee six (6) months after the date of death, subject to the limitation set forth in Section 6(a); or

                    (b) within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after his or her termination of Continuous Status as an Employee, the Option may be exercised by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, at any time within six (6) months (or, in the case of Retirement, such longer period of time, not to exceed 12 months, as determined by the Administrator) following the date of death, but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement, and only to the extent of the right to exercise the Option that had accrued at the date of termination.

                    (c) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

                    (d) Rule 16b-3. Options granted to individuals subject to Section 16 of the Exchange Act (“Insiders”) must comply with the applicable provisions of Rule 16b-3 and shall contain such additional conditions or restrictions as may, in the Administrator’s sole discretion, be necessary and desirable to qualify thereunder for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

     11.     Non-Transferability of Options. An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

     12.     Adjustments Upon Changes in Capitalization, Dissolution, Merger, or Asset Sale.

          (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

          (c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be exercisable. If an Option is exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

     13.     Date of Grant. The date of grant of an Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

     14.     Amendment and Termination of the Plan.

          (a) Amendment and Termination. The Board may at any time amend, alter, suspend, or terminate the Plan.

          (b) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule, or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule, or regulation.

          (c) Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

     15.     Conditions Upon Issuance of Shares.

          (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Laws, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) Investment Representations. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

     16.     Liability of Company.

          (a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

          (b) Grants Exceeding Allotted Shares. If the Optioned Stock covered by an Option exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Option shall be void with respect to such excess Optioned Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 14(b) of the Plan.

     17.     Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     18.     Shareholder Approval. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws and the rules of any stock exchange upon which the Common Stock is listed.